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                                      FORM 15

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                     Commission File Numbers:    33-64430; 0-9899

                             MEDICAL GRAPHICS CORPORATION
                (Exact name of registrant as specified in its charter)

                  350 OAK GROVE PARKWAY, SAINT PAUL, MINNESOTA 55127
                                    (651) 484-4874

                 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                1. INTERESTS IN THE MEDICAL GRAPHICS CORPORATION COMMON STOCK FUND OF THE MEDICAL GRAPHICS CORPORATION 401(k) SAVINGS PLAN
                2.  COMMON STOCK, $.05 PAR VALUE
                   (Title of each class of securities covered by this Form)

                                          NONE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6           [ ]
          Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certification or notice date:
                       ONE SHAREHOLDER AS OF DECEMBER 21 1999

     Pursuant to the requirements of the Securities Exchange Act of 1934, Medical Graphics Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 22, 1999

BY:    /s/ Richard E. Jahnke
   ------------------------------------
Richard E. Jahnke, President and Chief Executive Officer